EXHIBIT 21.1

SUBSIDIARIES OF MAXLINEAR, INC.

Name	Jurisdiction of Incorporation

MaxLinear Shanghai Limited	China
MaxLinear Limited	Bermuda
MaxLinear Asia Limited	Malaysia
MxL Taiwan Holdings, LLC	Delaware